Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036